Exhibit 10 (f) (5)

                         AGREEMENT UPON SEPARATION OF EMPLOYMENT

      This Agreement Upon Separation Of Employment ("Agreement") is made and entered into by and between Philip A. Marineau, his successors, heirs, administrators, executors, personal representatives and assigns ("Marineau") and The Quaker Oats Company, its officers, directors, shareholders, employees, agents, assigns, subsidiaries, divisions, parents, affiliates and successors ("Quaker"), collectively "the parties." The Agreement shall become effective seven (7) days after it is executed by Marineau.


1.   Consideration to Marineau

      A. Quaker shall treat Marineau's resignation as "involuntary" for purposes of The Quaker Officers' Severance Program ("the Program") and The Quaker Supplemental Executive Retirement Program ("the SERP"). This will render him eligible for benefits under the Program and the SERP.

      B. From December 1, 1996 through November 30, 1997, after severance payments under the Program have expired, Quaker shall pay Marineau an amount equal to one year of severance pay under the Program. These payments shall be made in equal semi-monthly installments, and Marineau shall be credited with inactive service time while he receives them. These payments are consideration for the covenants in this Agreement, not ordinary severance pay, and are something to which Marineau would not be entitled in the absence of this Agreement.
      Specifically, the payments due in December 1996 are part of the consideration for Marineau's resignation (paragraph 2), waiver of potential claims (paragraph 3), and miscellaneous agreements contained herein (para-graph 4). The payments from January 1, 1997 through November 30, 1997 are solely consideration for the restrictive covenants in paragraph 5 of this Agreement.
      If Marineau dies before November 30, 1997, then any payments that would have been due to him under this provision were he still alive shall be paid to his estate in a lump sum, within forty five (45) days of his death. In addition, while receiving payments under this provision, Marineau also shall receive the same benefits, such as insurance coverage, that are provided under the Program.

     C. The parties hereby amend the January 13, 1993 Restricted Shares Award to Marineau, pursuant to which he was awarded 60,000 shares that contingently vest on January 13, 1997. The number of shares and all other rules governing the restricted shares shall remain the same, but the Restricted Period for 30,000 of the shares is hereby changed to November 30, 1997 (i.e., they will not vest until then). The Restricted Period for the remaining 30,000 shares will expire on January 13, 1997, as originally scheduled.
      For purposes of the Restricted Shares Award, as amended, and for purposes of any outstanding stock options issued to Marineau under the Long Term Incentive Plan of 1990, Marineau shall be considered employed (on inactive status) for so long as he receives severance pay under the Program or payments under paragraph 1(B) of this Agreement. In the absence of this Agreement, none of the restricted shares or outstanding options would vest, because Marineau's employment would terminate before the current vesting date. Quaker's agreement with respect to the restricted shares and options is made solely as consideration for the restrictive covenants in paragraph 5 of this Agreement.

      D. Marineau shall receive the outplacement services, club membership dues and financial counseling benefits described in Ralston's October 23, 1995 letter, in accordance with Quaker's applicable policies and practice. In addition, Quaker shall provide Marineau with a "bridge" to retiree medical benefits, just as if he were covered by paragraph 5(b)(3) of the Quaker
Severance Pay Plan (the "Plan"). Further, as provided in the Plan's bridge provision, if Marineau makes the COBRA payments necessary to continue his benefits until he reaches age 55, then he shall be considered eligible for benefits under the Retiree Health Incentive Plan. Quaker's provision of these benefits is part of the consideration for Marineau's waiver of potential claims (paragraph 3).

2.   Resignation of Employment

      Marineau already has resigned his position as President and Chief Operating Officer of Quaker, and his position on Quaker's Board of Directors. He hereby irrevocably resigns his employment with Quaker in any other capacities, effective November 30, 1995, subject to the inactive status provisions set forth in paragraph 1. Marineau understands and agrees that his active employment relationship with Quaker, its parent companies, affiliates and successors, will be permanently and irrevocably severed as of the effective date of his resignation. Marineau agrees he shall not attempt to rescind his resignation, nor apply or otherwise seek reinstatement or reemployment by Quaker at any time, and that Quaker has no obligation, contractual or otherwise, to rehire, reemploy or recall him in the future. Marineau further stipulates that this agreement is sufficient cause for Quaker to deny any request of rescission, rehire, reemployment or recall.

      Marineau agrees that prior to the effective date of his resignation, he will return all Quaker property, including but not limited to key, office pass, credit cards, computers, office equipment, sales records and data. Marineau further agrees that within sixty (60) days after his resignation date, he will submit all outstanding expenses and clear all advances and his personal advance account, if any.

3.   Waiver & Release

      A. Marineau waives, releases and discharges Quaker from any and all claims and liabilities, demands, actions and causes of action, including attorneys' fees and costs and participation in a class action lawsuit, whether known or unknown, fixed or contingent, that he may have or claim to have against Quaker as of the date of this Agreement. Marineau further covenants not to file a lawsuit or participate in a class action lawsuit to assert such claims. Without limitation, Marineau specifically waives all claims for back pay, future pay or any other form of compensation or income, except as provided below. This waver includes but is not limited to claims arising out of or in any way related to Marineau's employment or termination of employment with Quaker, including age discrimination claims under the Age Discrimination In Employment Act (as amended), discrimination claims under Title VII of the Civil Rights Act of 1964 (as amended) or the Americans with Disabilities Act, claims for breach of contract, and any other statutory or common law cause of action under state, federal or local law.

      However, Marineau does not waive, release, discharge or covenant not to sue for enforcement of any rights or claims that arise out of conduct or omissions which occur entirely after the date this Agreement becomes effective. In addition, he does not waive any rights he may have (as an employee on inactive status until November 30, 1997 and as a former employee thereafter) under any of Quaker's fringe benefit or incentive plans (e.g., its pension plan, the Program, the SERP, the Long Term Incentive Plan of 1990, etc.), nor does he waive his right to payment for unused vacation, if any, pursuant to
Quaker's vacation policy. Notwithstanding anything to the contrary in paragraph 9, such benefits shall continue to be governed by separate ERISA plans, existing contracts and/or Quaker policies (except that the Restricted Share Award is hereby amended pursuant to paragraph 1(C)).

      B. Quaker waives, releases and discharges Marineau from any and all claims and liabilities, demands, actions and causes of action, including attorneys' fees and costs, that it may have or claim to have against Marineau as of the date this Agreement becomes effective; provided, this waiver, release and discharge only apply to claims as to which Quaker's senior officers were aware, on or before the effective date of this Agreement, of all material facts necessary to establish Marineau's liability; and further provided, Quaker does not waive, release, discharge or covenant not to sue for enforcement of any rights or claims that arise out of conduct or omissions which occur entirely after the date this Agreement becomes effective.

      C. The parties stipulate that nothing contained in this Agreement shall be construed as an admission by either of them of any liability, wrongdoing or unlawful conduct. It is understood that both Quaker and Marineau deny any liability, wrongdoing or unlawful conduct, and each is providing consideration for this waiver and release solely in order to resolve any disputes between them amicably and to avoid the expense of potential litigation.

4.   Miscellaneous agreements

      The covenants and agreements set forth in this paragraph shall remain in effect until November 30, 1997:

      A. Marineau shall provide accurate information or testimony or both in connection with any legal matter if so requested by Quaker. He shall make himself available upon request to provide such information and/or testimony, in a formal and/or an informal setting in accordance with Quaker's request, subject to reasonable accommodation of his schedule and reimbursement of reasonable expenses, including reasonable and necessary attorney fees (if independent legal counsel is reasonably necessary).

     B. Marineau shall cooperate with media requests for interviews regarding his termination and/or Quaker, unless directed otherwise by Quaker in a particular instance. He shall not disparage The Quaker Oats Company, its products, or any of its directors, officers or employees in these interviews, nor in any other private or public setting; provided, if Marineau is compelled to provide testimony under oath, such testimony shall be protected by the same privilege that would apply to a defamation claim.

      C. The Quaker Oats Company, and any officer or director acting on its behalf, shall answer all reference inquiries directed to The Quaker Oats Company regarding Marineau by stating only his positions held, compensation and dates of employment. No additional information shall be provided unless authorized in advance, in writing, by Marineau. Marineau agrees to direct all requests for references to the highest ranking Human Resources officer within Quaker.

5.   Prohibited Conduct During First Two Years Following Termination

      A. Marineau covenants and agrees that from December 1, 1995 through November 30, 1997, he shall not engage in any of the following activities anywhere in the world:

           i. Non-competition. Marineau shall not accept any employment, consulting position or ownership interest which involves his Participation in the management of a business entity that markets, sells, distributes or produces Covered Products, unless that business entity's sole involvement with Covered Products is that it makes retail sales or consumes Covered Products, without competing in any way against Quaker.

                a. "Participation" shall be construed broadly to include, without limitation: (1) holding a position in which he directly manages such a business entity; (2) holding a position in which anyone else who directly manages such a business entity is in Marineau's reporting chain or chain-of-command (regardless of the number of reporting levels between them); (3) providing input, advice, guidance, or suggestions regarding the management of such a business entity to anyone responsible therefor; (4) providing a testimonial on behalf of such a business entity or the product it produces; or
(5) doing anything else that clearly falls within a common sense definition of the term "participate" as used in the present context.

               b.   "Covered Products" mean any product which falls into one or more of the following categories, so long as Quaker is producing, marketing, distributing, selling or licensing such product anywhere in the world: non-carbonated beverages other than dairy or alcoholic beverages, including without limitation sports drinks, premium iced tea and juice drinks; hot cereals; pancake mixes; grain-based snacks (which do not include potato chips); value-added rice products; pancake syrup; value-added pasta products; ready-to-eat cereals; dry pasta products; items Quaker produces for the food service market; and frozen waffles, pancakes and french toast.

           ii. Raiding Employees. Marineau shall not in any way, directly or indirectly (including through someone else acting on Marineau's recommendation, suggestion, identification or advice), facilitate or solicit any existing
Quaker employee to leave the employment of Quaker or to accept any position with any other company or corporation. For purposes of this provision, the following definitions apply:

                a. "Existing Quaker employee" means someone: (1) who is employed by Quaker on the date when Marineau's Quaker employment terminates;
(2) who is still employed by Quaker as of the date when the facilitating act or solicitation takes place; and (3) who holds a manager, director or officer level position at Quaker (or an equivalent position based on job duties and/or Hay points, regardless of the employee's title).

                b. The terms "solicit" and "facilitate" shall be given the ordinary, common sense meaning appropriate in the present context.

           iii. Non-disclosure. Marineau shall not use or disclose to anyone any confidential information regarding Quaker. For purposes of this provision, the term "confidential information" shall be construed as broadly as Illinois law permits and shall include all non-public information Marineau acquired by virtue of his positions with Quaker which might be of any value to a competitor or which might cause any economic loss (directly or via loss of an opportunity) or substantial embarrassment to Quaker or its customers, distributors or suppliers if disclosed. Examples of such confidential information include, without limitation, non-public information about Quaker's customers, suppliers, distributors and potential acquisition targets; its business operations and structure; its product lines, formulas and pricing; its processes, machines and inventions; its research and know-how; its financial data; and its plans and strategies.

      B. In the event of a breach or threatened breach of any term of this paragraph by Marineau, Quaker shall be entitled to an injunction compelling specific performance, restraining any future violations and/or requiring affirmative acts to undo or minimize the harm to Quaker, in addition to damages for any actual breach that occurs. The parties stipulate and represent that breach of any provision of this paragraph would cause irreparable injury to Quaker, for which there would be no adequate remedy at law, due among other reasons to the inherent difficulty of determining the precise causation for loss of customers, confidential information and/or employees and of determining the amount and ongoing effects of such losses.

      C. In the event Marineau breaches any term of this paragraph, Quaker shall have the option of seeking injunctive relief or terminating all remaining payments due under paragraph 1(B) of this Agreement, except payments due in December 1996 (which cannot be terminated). Terminating payments due under paragraph 1(B) would have the effect of terminating Marineau's inactive employment status and, accordingly, would prevent the restricted shares and stock options discussed in paragraph 1(C) from vesting.

      D. In the event Quaker elects to pursue injunctive relief, then the following rules shall apply:

           i. While litigation over the requested injunction is pending, Quaker may, in its discretion, withhold payments otherwise due to Marineau pursuant to paragraph 1(B), except that payments due in December 1996 cannot be withheld. Marineau's employment shall be terminated (i.e., he will cease to be considered employed on inactive status) as soon as Quaker sends notice that it intends to terminate remaining payments under paragraph 1(B), which means that outstanding restricted shares and stock options would not vest.

           ii. If , at the conclusion of the litigation, Quaker successfully obtains full injunctive enforcement of all provisions in this paragraph 5 that it attempts to enforce, then Quaker shall pay Marineau all amounts otherwise due under paragraph 1(B) that were withheld, shall resume making all payments required under paragraph 1(B), and shall retroactively restore Marineau's status as an inactive employee on all dates for which payments were withheld (which may result in retroactive vesting of the restricted shares and/or options).

           iii. If, at the conclusion of the litigation, Quaker obtains some, but not all, of the injunctive relief it seeks under this paragraph, then Quaker shall make an election. It may either accept the injunction and proceed as specified in subparagraph (ii) above, or it may elect to voluntarily vacate and/or not enforce the injunction, in which event it shall have no obligation to resume paying Marineau under paragraph 1(B), nor to pay withheld amounts, nor to retroactively restore his inactive employment status.

           iv. If a court entirely declines to enforce paragraph 5 of this Agreement or holds it invalid or void, then Quaker shall have no further obligation to pay Marineau under paragraph 1(B), including sums withheld while litigation was pending, and shall not retroactively reinstate his inactive employment status.

           v. If a court holds that the provisions of paragraph 5 are enforcible, but further finds that Marineau did not breach any of them, then Quaker shall pay Marineau all amounts otherwise due under paragraph 1(B) that were withheld, shall resume making all payment required under paragraph 1(B), and shall retroactively reinstate his inactive employment status.

           vi. If Marineau's inactive employment status is retroactively reinstated and that reinstatement results in the vesting of restricted shares or stock options, he shall have no claim against Quaker for any change in the value of said shares or options between the date when the shares/options would have vested but for the withholding and the date when the retroactive reinstatement occurs.

           vii. For purposes of this paragraph, litigation shall not be deemed to have concluded until all potential appeals by all parties are waived or exhausted.

      E.    Recitals:   Employee stipulates and represents that  the  following
facts are true, and further understands and agrees that they are material representations upon which Quaker is relying in entering into this Agreement:

           i. Marineau has been the President and Chief Operating Officer of Quaker for several years, and was a key executive before then. In these positions, he participated in forming and/or was informed about the details of operational plans and strategic long range plans for Quaker as a whole and each of its operating units. Without limitation, he has detailed knowledge regarding business plans, new product development, merger and acquisition plans, pricing structure for all of Quaker's products, marketing plans, sales plans, distribution plans, supply chain plans, plans to realign business units within Quaker, and plans to integrate Snapple into Quaker. This is: (1) information Marineau gained by virtue of his employment at Quaker; (2) highly confidential and secret information from which Quaker derives economic value, actual or potential, from its not being generally known to other persons outside Quaker who could obtain economic value from its disclosure or use; (3) information known within Quaker only to key employees and those who need to know it to perform their jobs; (4) information regarding which Quaker has taken reasonable measures to preserve its confidentiality; (5) information that could not easily be duplicated by others, and which Quaker required considerable time and effort to develop; and (6) information which is likely to remain valuable and secret for at least two years.

           ii. By virtue of his employment at Quaker, Marineau has developed personal and business relationships with existing Quaker employees, which he otherwise would not have had. By virtue of his position, he also has acquired knowledge as to which existing Quaker employees are critical to Quaker's success and future plans, and which ones have skills or contacts that would be valuable to a competitor.




6.   Advance Determination of Permitted/Prohibited Conduct

      Marineau may request an advance written determination from Quaker's highest ranking human resources officer as to whether taking a proposed action or job would, in Quaker's opinion, constitute a breach of this Agreement. In that event, and provided that Marineau discloses in writing all material facts about the proposed action or job, the advance written determination shall be made as soon as practicable in the circumstances, without any unreasonable delay or withholding; PROVIDED, that if circumstances materially change after the advance determination is made (e.g., if the duties of a job change after Marineau accepts it), the determination may be reconsidered and revised/reversed upon thirty days advance written notice to Marineau.

7.   Independence of SERP

      No definition contained in this Agreement, nor any determination made by Quaker or a court in construing this Agreement, in advance or after-the-fact, shall limit, bind or in any way constrain the Compensation Committee in making determinations under The Quaker Supplemental Executive Retirement Program ("the SERP").

8.   Choice of Law And Forum; Attorney Fees

      A. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to choice of law principles.

      B. In the event of any litigation over this Agreement or an alleged breach thereof, Marineau consents to submit to the personal jurisdiction of any court, state or federal, in the State of Illinois. The parties agree that the Illinois courts, state or federal, shall be the exclusive jurisdiction for any litigation over this Agreement or an alleged breach thereof.

     C. In the event either party breaches this Agreement, in addition to any damages, injunction, or other relief awarded by a court, the party in violation of this Agreement shall reimburse the other party for its litigation costs and expenses including reasonable attorney fees.

9.   Full Agreement

      This written document contains the entire understanding and agreement of the parties on the subject matter set forth herein, and supercedes any prior agreement relating to these matters. No promises or inducements have been made other than those reflected herein, and no party is relying on any statement or representation by any person except those set forth herein, including without limitation oral or written summaries of this Agreement.

      This Agreement cannot be modified or altered except by a subsequent written agreement signed by the parties; and only Quaker's highest ranking Human Resources officer or his direct superior shall have authority to sign such an amendment on behalf of Quaker.

      Without limitation, nothing in this document shall eliminate or reduce Marineau's obligation to comply with the Quaker Code of Ethics, to the extent that certain provisions in the Code (such as non-disclosure rules) remain applicable to employees after termination. Likewise, nothing in this document shall eliminate or reduce Quaker's obligation to indemnify Marineau in certain situations, pursuant to Quaker's by-laws or applicable law.

10.  Severability

      Each term of this Agreement is deemed severable, in whole or in part, and if any provision of this Agreement or its application in any circumstance is found to be illegal, unlawful or unenforceable, the remaining terms and provisions shall not be affected thereby and shall remain in full force and effect, except as expressly provided below.

      Unless Quaker consents, the provisions in paragraph 5 of this Agreement are not severable from each other or from the provisions designated as consideration for the covenants in paragraph 5. If any provision or aspect of paragraph 5 is held invalid, illegal, unlawful or unenforceable, then there is no consideration for payments under paragraph 1(B) covering January 1, 1997 through November 30, 1997, nor for treating Marineau as employed on inactive status during that time period; PROVIDED, if any provision in paragraph 5 is invalid or broader than the law allows, a court is authorized to award the broadest injunctive relief permitted by law, and Quaker shall thereafter make its election pursuant to paragraph 5(D)(iii) -- if Quaker elects to accept the limited injunctive relief, then it shall consent to sever the invalid provision(s). Quaker's consent to sever one or more provisions in paragraph 5 may be given at any time: before, during, or after litigation, in Quaker's sole discretion.


                                                   The Quaker Oats Company



                                                   /sic/D. Ralston
                                                   By its Senior Vice President



MARINEAU HAS BEEN ADVISED IN WRITING, VIA THIS NOTICE, TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT. HE ACKNOWLEDGES THAT HE RECEIVED IT ON October 23, 1995, AND THAT SINCE THAT TIME HE HAS REVIEWED IT; CONSULTED WITH AN ATTORNEY, AND NEGOTIATED SEVERAL CHANGES WITH QUAKER. MARINEAU FURTHER ACKNOWLEDGES THAT THIS AGREEMENT WAS RE-TYPED AND RE-SIGNED BY QUAKER TO INCORPORATE THE CHANGES HE NEGOTIATED, RATHER THAN INSERTING THE CHANGES IN THE ORIGINAL DOCUMENT BY HAND OR ADDING AN ADDENDUM TO THE ORIGINAL DOCUMENT.

MARINEAU UNDERSTANDS THAT HE HAS TWENTY EIGHT (28) DAYS FROM October 23, 1995 TO CONSIDER AND DECIDE WHETHER TO SIGN THE AGREEMENT. MARINEAU FURTHER UNDERSTANDS THAT HE MAY RESCIND THE AGREEMENT WITHIN SEVEN (7) DAYS AFTER SIGNING IT. MARINEAU AFFIRMS THAT HE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL PROVISIONS OF THIS AGREEMENT, THAT THE CONSIDERATION HE IS RECEIVING IS FAIR AND ADEQUATE, AND THAT HE HAS NOT BEEN THREATENED OR COERCED INTO SIGNING IT.





/sic/November 20, 1995                       /sic/Philip A. Marineau
                                             Philip A. Marineau